Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in Amendment No.1 to the Registration Statement (Form S-4, No. 333-34716) and related Prospectus of Hvide Marine Incorporated for the registration of $95,514,538 of 12 1/2% Senior Secured Notes due 2007 and to the incorporation by reference therein of our report dated February 25, 2000 (except for the seventh paragraph of Note 10, as to which the date is March 31, 2000 and Note 24, as to which the date is April 14, 2000), with respect to the consolidated financial statements of Hvide Marine Incorporated included in its Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP
Miami, Florida
June 30, 2000